Exhibit 23.1


CONSENT OF INDEPENDENT AUDITORS


Tejas Gas Corporation:

We hereby consent to the incorporation by reference in Registration Statements No. 33-32792 and 33-44615 on Form S-8 for Tejas Gas Corporation Thrift Plan, No. 33-31724 and 33-54946 on Form S-8 for Tejas Gas Corporation Employee Stock Option Plan, No. 33-47779 on Form S-8 for Tejas Gas Corporation Directors Stock Option Plan and No. 33-64895 on Form S-8 for Tejas Gas Corporation Director Stock Award Plan of our report dated February 14, 1996 appearing in this Annual Report on Form 10-K of Tejas Gas Corporation for the year ended December 31, 1995.









Deloitte & Touche LLP
Houston, Texas



March 25, 1996